AUGUST 16, 1999        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                             INFORMATION REQUIRED IN
                                 PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [ X ]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               HERMAN MILLER, INC.
                ------------------------------------------------
                (Name of registrant as specified in its charter)

    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:
                          ------------------------
         (2)      Aggregate number of securities to which transaction
                  applies:
                          ------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                  ---------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:
                                                                  -------------
         (5)      Total fee Paid:
                                 ----------------------------------------------

[ ]   Fee paid previously with preliminary materials

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
                                         --------------------------------------
         (2)      Form, schedule, or registration statement no.:
                                                                ---------------
         (3)      Filing party:
                               ------------------------------------------------
         (4)      Date filed:
                             --------------------------------------------------

                              [HERMAN MILLER LOGO]

                                      1999


                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT


August 16, 1999



Dear Shareholder:

Herman Miller, Inc.'s fiscal year ended May 29, 1999. Enclosed you will find the 1999 Annual Report and a proxy card to vote your shares. This year you may vote your shares by mail, the Internet, or phone. We want to invite you to attend the annual Shareholders' Meeting, scheduled for September 27, 1999. Please mail in your reservation card or contact Robbie Kroll at 616-654-3305 if you plan to attend.

We will be meeting at the Zeeland High School De Witt Auditorium, 3333 - 96th Avenue, Zeeland, Michigan. (A map is enclosed.) David Nelson, Chairman of the Board of Herman Miller, will convene the business meeting promptly at 4 p.m. EDT. After the meeting, we will be serving hors d'oeuvres and light refreshments to all who indicate on the reservation card they will be staying.

The Annual Report discusses our performance for fiscal 1999. If you have any questions for us or for other senior managers, please write them on the enclosed card and return it to us. We will answer as many questions as we can at the meeting, and we will respond in writing to any questions we do not have time to answer at the meeting.

During the business meeting we will elect four directors to the Board of Directors, take action on one proposal, and transact any other business as may come before the meeting.

We hope to see you there.

Sincerely,


/s/ Michael A. Volkema                       /s/ David L. Nelson
Michael A. Volkema                           David L. Nelson
President and Chief Executive Officer        Chairman of the Board of Directors








--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.
                           PLEASE COMPLETE, SIGN, DATE
                         AND PROMPTLY RETURN YOUR PROXY
                          CARD IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




                  The annual meeting of the shareholders of Herman Miller, Inc. (the "Company"), will be held at the Zeeland High School De Witt Auditorium, 3333 - 96th Avenue, Zeeland, Michigan, on Monday, the 27th of September, 1999, at 4 p.m. (EDT) for the following purposes:

                  1. To elect four directors, three each for a term of three years, and one director for a term of one year.

                  2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending June 3, 2000.

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  Shareholders of record at the close of business on July 30, 1999, will be entitled to vote at the meeting.

                  Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.



         By order of the Board of Directors
         James N. DeBoer, Jr., Secretary of the Board
         August 16, 1999

                               HERMAN MILLER, INC.

                              855 East Main Avenue
                                  P.O. Box 302
                          Zeeland, Michigan 49464-0302

                      PROXY STATEMENT DATED AUGUST 16, 1999

         This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Monday, September 27, 1999, at 4 p.m. (EDT) at the Zeeland High School De Witt Auditorium, 3333 - 96th Avenue, Zeeland, Michigan.

                             SOLICITATION OF PROXIES

         Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for such purpose.

         If the proxy card is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposal described in this Proxy Statement.

         A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated J. Harold Chandler, Brian Griffiths, Lord Griffiths of Fforestfach, and Mary V. Andringa for election as directors, each to serve until the 2002 annual meeting. Each of the nominees previously has been elected as a director by the Company's shareholders, except for Ms. Andringa who was nominated by the Board to fill the vacancy created by the retirement of Mr. William K. Brehm. Mr. Brehm will retire at the annual meeting in accordance with the Company's Bylaws requiring a director to retire at the annual meeting following his 70th birthday. The Board of Directors has also nominated Thomas C. Pratt for election as a director for a one year term to expire at the 2000 annual meeting, to replace Mr. James R. Carreker who resigned on June 30, 1999.

         The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

         A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. Accordingly, the four persons who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL PERSONS NOMINATED BY THE BOARD.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending June 3, 2000. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

         Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         On July 30, 1999, the Company had 80,848,604 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on July 30, 1999, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the Company's transfer agent. As of July 30, 1999, no person was known by management to be the beneficial owner of more than 5 percent of the Company's common stock, except as follows:

                NAME AND ADDRESS OF                        AMOUNT AND NATURE OF
                 BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP              PERCENT OF CLASS

Ariel Capital Management, Inc.                                 4,878,225(1)                       6.03%
307 North Michigan Avenue
Chicago, Illinois   60601

(1) This information is derived from notification received by the Company from the beneficial owner, including notice that it has sole voting power as to 4,811,825 shares and sole dispositive power as to 4,878,225 shares.

                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION

         SECURITY OWNERSHIP OF MANAGEMENT. The following table shows, as of July 30, 1999, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

                                                                AMOUNT AND NATURE
                   NAMED EXECUTIVE                          OF BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS(3)

Michael A. Volkema                                                   768,785                    .93%

Brian C. Walker                                                      205,124                    .25%

Andrew C. McGregor                                                   247,770                    .30%

Christopher A. Norman                                                165,549                    .20%

Robert I. Frey                                                       140,918                    .17%

All executive officers and directors
as a group (23 persons)                                            3,592,292(2)                4.37%


(1) Includes the following numbers of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema - 164,300; Mr. Walker
         - 83,832; Mr. McGregor - 84,358; Mr. Norman - 81,730; and Mr. Frey -
         108,000. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema - 240,320; Mr. Walker - 64,380; Mr. McGregor 61,980; Mr. Norman - 41,980; and Mr. Frey - 29,760.
(2) Included in this number are 1,375,125 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
(3) Calculated based on the number of shares outstanding plus the option shares referred to in notes (1) and (2) above.

         THE BOARD OF DIRECTORS. The information in the following table relating to each nominee's and director's age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of July 30, 1999, has been furnished to the Company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.


--------------------------------------------------------------------------------------------------------------------
                                                                        YEAR FIRST
                                                                         BECAME A        SHARES        PERCENT OF
            NAME AND PRINCIPAL OCCUPATION                   AGE          DIRECTOR       OWNED(1)        CLASS(2)
--------------------------------------------------------------------------------------------------------------------
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS TO EXPIRE IN 2002
--------------------------------------------------------------------------------------------------------------------
J. Harold Chandler                                          50             1995              29,558       .04%
   Since July 1999-President and Chief Operating
   Officer,
     UnumProvident Corporation
     (Insurance company)
   From November 1993 through July 1999--Chairman,
     President and Chief Executive Officer, Provident
     Companies, Inc.
--------------------------------------------------------------------------------------------------------------------
Brian Griffiths, Lord Griffiths of Fforestfach              57             1991              59,875       .07%
   International Advisor, Goldman Sachs International
   Limited and House of Lords, United Kingdom
     (International investment banking firm)
--------------------------------------------------------------------------------------------------------------------
Mary Andringa                                               49              --                    0       .00%
   Since 1989--President and Chief Operating Officer,
   Vermeer Manufacturing
--------------------------------------------------------------------------------------------------------------------
NOMINEE FOR ELECTION AS DIRECTOR FOR TERM TO EXPIRE IN 2000
--------------------------------------------------------------------------------------------------------------------
Thomas C. Pratt                                             63              --               94,436       .11%
   Since July 1989--President and Chief Executive
   Officer
   Prison Fellowship Ministries
--------------------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE IN 2000
--------------------------------------------------------------------------------------------------------------------
Ruth Alkema Reister                                         63             1985           85,440(3)       .10%
   Private Investments and Civic and Charitable
   Activities
--------------------------------------------------------------------------------------------------------------------
Richard H. Ruch                                             69             1986          369,746(4)       .45%
   From July 1995 to October 1995--Chairman of the
   Board,
     Herman Miller, Inc.
   From April 1992 to July 1995--Vice Chairman of the
     Board, Herman Miller, Inc.
--------------------------------------------------------------------------------------------------------------------
David L. Nelson                                             69             1972          159,283(5)       .19%
   Since October 1995--Chairman of the Board,
     Herman Miller, Inc.
   From January 1994 to October 1995--Vice President,
     Customer Support, America's Region, Asea, Brown,
     Boveri, Inc.
   Prior to January 1994--Vice President, Customer
     Satisfaction, Industry Segment, Asea, Brown, Boveri,
     Inc. (Electronics manufacturer)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                        YEAR FIRST
                                                                         BECAME A        SHARES        PERCENT OF
            NAME AND PRINCIPAL OCCUPATION                   AGE          DIRECTOR       OWNED(1)        CLASS(2)
--------------------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE IN 2001
--------------------------------------------------------------------------------------------------------------------
C. William Pollard                                          61             1985          113,302(6)       .14%
   Chairman of the Board, The ServiceMaster Company
     (Management and consumer services for
     health care, industrial, and educational facilities)
--------------------------------------------------------------------------------------------------------------------
Dorothy A. Terrell                                          54             1997            7,405          .01%
  Since February 1998--President,
    Service Group, and Senior Vice President Worldwide
    Sales, Natural MicroSystems Corporation
    (Telecommunications technology company)
  August 1991 to September 1997--President,
    Sun Express, Inc., Sun Micro System, Inc.
--------------------------------------------------------------------------------------------------------------------
Dr. E. David Crockett                                       63             1982           73,774          .09%
   Since May 1991--General Partner, Aspen Ventures
    (High-technology venture-capital firm)
--------------------------------------------------------------------------------------------------------------------
Michael A. Volkema                                          43             1995          768,785(7)       .93%
   Since July 1995--Chief Executive Officer, Herman
     Miller, Inc.
   Since May 1995--President, Herman Miller, Inc.
   From February 1995 to May 1995--President and
     Chief    Executive Officer, Coro, Inc. (a subsidiary
     of Herman Miller, Inc.)
   From May 1993 to September 1994--Chairman of the
     Board, Meridian, Inc. (a subsidiary of Herman
     Miller, Inc.)
--------------------------------------------------------------------------------------------------------------------

(1) Shares shown for each director who is not an officer of the Company include the following number of shares with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days: 10,510 shares for Mr. Chandler; 45,000 shares for Mr. Griffiths; 44,049 shares for Ms. Reister; 24,898 shares for Mr. Ruch; 69,532 shares for Mr. Nelson; 14,071 shares for Mr. Pollard; 3,000 shares for Ms. Terrell; and 14,776 shares for Mr. Crockett.
(2) Percentages are calculated based upon shares outstanding, plus shares which the director has the right to acquire under stock options exercisable within 60 days.
(3) Includes 2,400 shares owned by Ms. Reister's husband. Ms. Reister disclaims beneficial ownership of these shares.
(4) Mr. Ruch's wife owns 14,700 shares, as to which Mr. Ruch disclaims beneficial ownership. The Ruch Family Foundantion Charitable Trust owns 21,770 shares, as to which Mr. Ruch disclaims beneficial ownership.
(5) Includes 4,800 shares owned of record and beneficially by Mr. Nelson's wife, with respect to which Mr. Nelson disclaims beneficial ownership.
(6) Includes 1,612 shares owned of record and beneficially by Mr. Pollard's wife. Mr. Pollard disclaims beneficial ownership of these shares.
(7) Includes 164,300 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 240,320 shares of restricted stock which are subject to forfeiture under certain conditions.

         Ms. Andringa also is a director of Norwest Wells Fargo Bank. Mr. Chandler is also a director of UnumProvident Corporation, AmSouth Bancorporation and Storage Technology Corp. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Pollard also is a director of The ServiceMaster Company and UnumProvident Corporation. Ms. Terrell also is a director of General Mills, Inc. and Sears, Roebuck & Co.

         The Board of Directors held four meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

         FINANCIAL AUDIT COMMITTEE. The Company has a Financial Audit Committee comprised of Dr. E. David Crockett (chair) and Richard H. Ruch. The Financial Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee approves fees paid for audit and nonaudit services by the independent public accountants. The committee also reviews the activities of the Company's internal auditors, determines EVA(R) performance each year, and reviews and recommends to the Board issues concerning the Company's dividend policies, capital expenditures, welfare benefits plans, and other related financial matters. The committee met seven times during the last fiscal year.

         EXECUTIVE COMPENSATION COMMITTEE. The Company has an Executive Compensation Committee comprised of J. Harold Chandler (chair) and Dorothy A. Terrell. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the Company's Chairman and Chief Executive Officer, and acts as the administrative committee for the Company's employee stock option and long term incentive plans. The committee met six times during the last fiscal year.

         NOMINATING COMMITTEE. The Company has a Nominating Committee comprised of C. William Pollard (chair) and William K. Brehm. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee's qualifications, his or her consent to serve as a director, as well as other required data on the nominee, and the shareholder submitting the proposal, and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met six times during the last fiscal year.

         EXECUTIVE COMMITTEE. The Company has an Executive Committee comprised of David L. Nelson (chair), William K. Brehm, C. William Pollard, Richard H. Ruch, and Michael A. Volkema. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the Company (except as limited by law or the Company's Bylaws), and is delegated certain assignments and functions by the Board of Directors. The Committee met six times during the last fiscal year.

             COMPENSATION OF BOARD MEMBERS AND NONEMPLOYEE OFFICERS

         The Company pays a retainer to nonemployee directors at the rate of $32,500 per year, plus $1,000 per regular meeting and $1,500 per special committee meeting held at a time other than at the time of a Board meeting, and $750 per committee meeting held by video or teleconference. In lieu of the payment of all cash, directors may elect to receive a share grant, having a market value equal to the cash retainer, up to 100% of the retainer. If a share grant is selected, the director will receive a cash stipend of 25% of the value of the shares granted. No other amounts are payable for service on committees of the Board or for any other assignments that may be undertaken by a director as a director.

         In 1997, the Board established Director Stock Ownership Guidelines. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, each director is expected to reach a minimum level of share ownership which has a value equivalent to six (6) times the annual retainer fee of $32,500 or a minimum total ownership valued at $195,000.

         Mr. Nelson became the Chairman of the Board on October 30, 1995. For the 12 month period ending October 1999, Mr. Nelson agreed to devote at least 80 percent of his business time to the Board of Directors for the payment of $250,000 plus director fees, and an annual library allowance of $1,500. In addition, he will receive an annual benefit package of $10,000.

         The Company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the Company or its subsidiaries are granted options to purchase shares of the Company's common stock. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the Company's common stock already owned by the optionee, or a combination of shares and cash. This Plan also provides for the grant of reload options, which allows optionees to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price (and any corresponding tax liability). As a result, reload options may be granted automatically without any further action by the Board or the Company. A reload option contains the same terms as the original option except that the exercise price is required to equal the fair market value of the Company's stock at the date of grant of the reload option.

         On July 20, 1999, each director and officer of the Company who is not an employee was granted an option to purchase 3,000 shares of the Company's common stock at $23.50 per share, its fair market value at the date of grant. Under this plan, a total of 30,000 options were granted to all nonemployee directors and officers as a group.

                     EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

         The Company has long recognized the importance of a well-founded executive compensation program and the role it plays in achieving the Company's short- and long-term objectives of promoting superior corporate performance, creating shareholder value, and maintaining fairness and relative equity in the compensation of and between its executives and all other employee-owners. The Executive Compensation Committee of the Board of Directors, which currently comprises two nonemployee directors, was established over 20 years ago to provide an ongoing review of the executive compensation program to ensure that it is structured and administered to support the Company's mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the Company's Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the Committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the Company's business units. The Company's Chief Executive Officer establishes the base salary of the Company's other executive officers.

COMPENSATION PHILOSOPHY

         The Company's compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders and customers. Consistent with this philosophy, an Economic Value Added ("EVA"(R)) performance measurement and incentive compensation system is utilized. This system, which is an internal measurement of operating and financial performance, has been shown by extensive independent market research to more closely correlate with shareholder value than any other performance measure.

         Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the Company's business units were linked to the EVA(R)concept. Under the terms of the EVA(R) performance system, focus is shifted from budget performance to long-term continuous improvements in shareholder value. Each year, the EVA(R) target is raised over the actual EVA(R) earned the prior year by an improvement factor so that higher EVA(R) targets must be attained in order to earn the same level of incentive pay. This improvement factor is established by the Board of Directors for a period of three years. At last year's Annual Meeting, the Company's shareholders approved the Company's Incentive Cash Bonus Plan which utilizes this EVA(R) performance measurement system to determine the amount of annual cash bonus compensation.

         The Committee believes that the utilization of the EVA(R) measurement system, with its focus on maximizing the Company's return on capital investments relative to its cost of capital, will be a more effective means of evaluating and rewarding management performance. The Committee believes the adoption of the EVA(R) measurement system is consistent with its objective of endorsing an executive compensation program designed to:

            - Link a material portion of annual compensation directly to operating performance.
            - Promote achievement of long-term strategic goals and objectives.
            - Align the interests of executives with the long-term interests of the shareholders.
            - Attract, motivate, and retain executives of outstanding ability.

         EXECUTIVE STOCK OWNERSHIP REQUIREMENTS. The Board of Directors believes that significant stock ownership by management is of critical importance to the ongoing success of the Company since it closely links the interests of management and Company shareholders. To emphasize this, the Board adopted stock ownership requirements for approximately 160 executives, including all officers. Under these requirements, the CEO must own shares of Company stock which have an aggregate value of at least twelve (12) times his base salary. The other executives must own shares with an aggregate value of between one (1) and six
(6) times their base salaries. All participants must achieve their ownership requirement over a five to ten year period. The level of ownership and attainment period is determined by the executive's responsibility level and corresponding management position within the Company. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401(k) and deferred compensation accounts for his/her benefit. Stock options are not included in the calculation of an executive's total ownership.

         The Company has several equity-based compensation plans which serve as tools to assist executives in attaining their required levels of ownership. These plans include (1) the 1994 Long-Term Incentive Plan, under which stock options, restricted stock, reload options and other equity instruments may be granted, and (2) the 1994 Key Executive Stock Purchase Assistance Plan, which authorizes the Executive Compensation Committee to extend loans to selected executives to acquire shares of Company stock. Under the later plan, executives can earn repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. Both of these plans have previously been approved by the Company's shareholders.

         In addition to these plans, the Company has a Key Executive Deferred Compensation Plan whereby executives can elect to defer a portion of the EVA(R) cash bonus and have it denominated in Company stock. For 1999 the Company also provided an incentive in the form of a premium denominated in Herman Miller common shares equal to 30 percent of the amount deferred up to a maximum of 50 percent of the cash bonus. Each year the Committee may adjust the premium percentage and the maximum amount of the deferral that is subject to the premium. The Committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the Company. Seventeen executives were elected to participate in this program for fiscal 1999 and deferred $2.3 million, which was invested in Company stock and received a premium totaling $660,000, which was also invested in Company stock.

         An executive's level of participation in each of these plans is directly related to the level of his or her ownership requirements. These plans have been designed and are intended to be used by executives to attain their required ownership levels and to build additional ownership. Failure by an executive to use the plans as tools to build their stock ownership may result in his or her reduced participation or withdrawal from further participation in the plans.

         During the past 5 years, approximately 160 executives have increased their ownership by 1.85 million shares as a result of their participation in these plans. Approximately 809,000 shares have been acquired by the exercise of options, 733,000 shares through the Stock Purchase Assistance Plan, and 304,000 shares through the Deferred Compensation Plan.

         In addition to the foregoing plans, stock ownership is also made available to all the Company's employees through the Employee Stock Purchase Plan and various Employee Ownership and Profit Sharing Plans.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

         The salaries of the Company's Chief Executive Officer and other executive officers, collectively identified as the Executive Leadership Team
(ELT), are established on a performance-based evaluation system. Each executive officer's performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This review considers the employee's overall performance relative to the achievement of corporate objectives as well as individual contributions and achievements. This committee applies this same evaluation system to the Company's Chief Executive Officer.

         For fiscal 1999, the ELT did an excellent job of navigating the business through a difficult year for the office furniture industry, creating $91.1 million of EVA(R), which represented an increase of $12.7 million over fiscal 1998. However, revenue growth in 1999 slowed to 2.8%, which has heightened the emphasis on controlling the Company's cost structure. Therefore at the conclusion of fiscal 1999, the Executive Compensation Committee and the ELT collectively agreed that there would be no annual base wage increases for approximately 160 management employees participating in the EVA(R) Incentive Cash Bonus Plan. All employees not participating in this plan were eligible for merit increases from a pool totaling 3% of participating payroll wages.

         As discussed earlier, the Company's EVA(R) measurement system, which has been approved by the shareholders, provides the basis for determining performance-based compensation. It is used to award annual stock options and provides the formula for awarding cash incentive bonuses. The Executive Compensation Committee approves an expected annual improvement in EVA(R) for which a target bonus is paid for attaining performance which matches the annual planned improvement factor that has been established for a 3 year period by the Board of Directors. For the Company's Chief Executive Officer and other executives, the EVA(R) plan is intended to motivate growth above the expected annual improvement in EVA(R) with a straight line payoff profile offering a cash bonus award that has a unlimited upside potential, as well as unlimited downside potential. The potential for suffering a negative bonus is made possible because annual bonus awards are not fully paid out but instead are banked and put at risk, with full payout contingent upon continued successful performance.

         The Executive Compensation Committee also authorizes the grant of stock options to employees of the Company, including executive officers. Under the EVA(R) program, the Committee initially approves a target option grant which is then multiplied by the same bonus multiple that is applied to the target cash bonus. However, executives are limited by an upside potential of two times the target option grant and on the downside by a zero grant.

         During fiscal 1999 Mr. Michael A. Volkema, the Company's Chief Executive Officer, was paid a base salary and cash bonus of $500,000, and $509,280, respectively, representing total cash compensation of $1,009,280. Under the Key Executive Deferred Compensation Plan, Mr. Volkema elected to defer 50 percent of his EVA(R) bonus and have it denominated in Herman Miller common stock. Mr. Volkema received a premium also denominated in Herman Miller common stock equal to 5,777 shares which vests over a three year period.

         In recognition of Mr. Volkema's performance during the prior three years and to provide him with an additional incentive to remain with the Company to accomplish the aggressive goals of its five-year plan, in September 1998, Mr. Volkema was awarded a stock option to purchase 200,000 shares of the Company's common stock. This option vests over a period of five years. In July 1999 Mr. Volkema was also awarded a stock option grant of 56,000 shares representing a multiple of two times his target option of 28,000. The Committee believes that the significant ownership position created by these actions will more closely align Mr. Volkema's interests with those of the shareholders.

         The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the Company's CEO and the other four most highly paid executives. Certain compensation that qualifies as

"performance-based" under IRS guidelines is not subject to this limit. Stock options granted under the Company's Long-Term Incentive Plan, as well as compensation earned under the Company's 1994 Key Executive Stock Purchase Assistance Plan and the Company's Incentive Cash Bonus Plan, are designed to qualify as performance-based compensation, thereby permitting the Company to deduct the related expenses.

         J. Harold Chandler (Chair)
         Dorothy A. Terrell

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended May 29, 1999, May 30, 1998, and May 31, 1997.


------------------------------------------------------------------------------------------------------------------------------------
                                             ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                        ------------------------------- ---------------------------------------------
                                                                                    AWARDS                 PAYOUTS
                                                                        -------------------------------- ------------
                                                                                           SECURITIES
                                                                          RESTRICTED       UNDERLYING       LTIP        ALL OTHER
      NAME AND PRINCIPAL         YEAR   SALARY(1)  BONUS(2)    OTHER         STOCK        OPTIONS/SARS   PAYOUTS(4)  COMPENSATION(5)
           POSITION                        ($)        ($)       ($)         AWARDS           (#)(3)          ($)            ($)
                                                                              ($)
------------------------------------------------------------------------------------------------------------------------------------
Michael A. Volkema,              1999     500,000    509,280    -0-           -0-            256,000      426,698          12,963
  President & Chief Executive    1998     367,000    465,658    -0-           -0-             80,000      809,377           5,643
  Officer                        1997     352,900    316,783    -0-           -0-             80,000      631,765           4,199
------------------------------------------------------------------------------------------------------------------------------------
Brian C. Walker.                 1999     260,000    188,684    -0-           -0-            103,000      345,041          12,697
  Executive Vice President,      1998     210,000    183,964    -0-           -0-             40,000      160,461           6,348
  Chief                          1997     195,000    122,860    -0-        108,375(6)         40,000      126,092           4,724
  Financial Officer and
  Treasurer
------------------------------------------------------------------------------------------------------------------------------------
Andrew C. McGregor,              1999     230,000    347,715    -0-           -0-             78,000       44,489          14,896
  Executive Vice President,      1998     220,000    189,300    -0-           -0-             40,000      154,308           9,598
  President Herman Miller        1997     205,000    129,261   84,145      108,375(6)         40,000      125,329           7,433
  Choices
------------------------------------------------------------------------------------------------------------------------------------
Christopher A, Norman,           1999     215,000    165,980    -0-           -0-             78,000       38,351          13,077
  Executive Vice President,      1998     210,000    174,444    -0-           -0-             40,000      108,272           7,759
  Information Services and       1997     205,000    109,793    -0-        108,375(6)         40,000       91,732           5,774
  Chief Information Officer
------------------------------------------------------------------------------------------------------------------------------------
Robert I. Frey,(7)               1999     225,000    158,979    -0-        119,000(8)         78,000      165,376          11,692
  Executive Vice President,      1998     205,000    129,729    -0-           -0-             40,000      165,247           3,002
  Herman Miller International    1996     115,384     56,153   57,569         -0-             28,000      110,399            -0-
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 52 weeks of compensation for all three years, consistent with the Company's fiscal year.
(2) Represents amounts earned under the Company's Earned Share Bonus Plan and Executive Incentive Plan, but excludes amounts foregone at the election of the Named Executives and payable in shares of the Company's common stock under the Key Executive Deferred Compensation Plan, as reported in the Long-Term Incentive Plan table.
(3) The options reflected as being granted in fiscal 1997, 1998, and 1999 were awarded in the following fiscal year but relate to prior fiscal year performance, except for fiscal 1999 grants of 200,000 for Mr. Volkema, 75,000 for Mr. Walker, and 50,000 each for Messrs. McGregor, Norman, and Frey as reflected in the Option Grant Table.
(4) Represents amounts earned under the Company's Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.
(5) Includes amounts attributable during fiscal 1999 to benefit plans of the Company as follows: (a) amounts contributed by the Company pursuant to the Company's defined contribution retirement plans for the account of Messrs. Volkema, McGregor, Walker, Norman, and Frey were $12,963; $12,697; $13,762; $13,077; and $11,692, respectively; and (b) payments by the Company in fiscal 1999 of premiums for life insurance for the benefit of Mr. McGregor was $1,134.
(6) The amount represents the value of 6,000 shares of the Company's common stock (based on the closing price on the date of grant of $18.0625) granted to Mr. McGregor, Mr. Norman and Mr. Walker under the terms of their respective Share Grant Agreements. Each elected to use 45% of the grant to pay federal and state taxes, which resulted in a net receipt of 3,300 shares to each participant. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five- or six-year period. The minimum annual rate of vesting is 10% of the total shares granted during the first five years following the date of grant, with the balance vesting at the end of the sixth year. The rate of vesting may be accelerated if certain corporate performance goals are achieved. Dividends are payable on the restricted shares at the same rate as dividends on the Company's common stock. Full vesting would occur not earlier than fiscal 2002 and no later than fiscal 2003. At May 29, 1999, the value of each participant's 1,980 restricted shares based on the closing price of the Company's common stock on that date ($20.1875 per share) equaled $39,971.
(7)      Mr. Frey's employment with the Company began in November 1996.
(8) This amount represents the value of 4,000 shares of the Company's common stock (based on the closing price on the date of grant of $29.75) granted to Mr. Frey under the terms of his Share Grant Agreement. He elected to use 45% of the grant to pay federal and state taxes, which resulted in a net receipt of 2,200 shares. The shares are subject to the same provisions described in footnote (6) above. Full vesting would occur not earlier than fiscal 2003 and no later than fiscal 2004. At May 29, 1999, the value of the participant's 1,760 restricted shares based on the closing price of the Company's common stock on that date ($20.1875 per share) equaled $35,530.


                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on options granted to the Named Executives during the year ended May 29, 1999.

------------------------------------------------------------------------------------------------------------------------------
                                                                PERCENTAGE OF
                                                  NUMBER OF     TOTAL OPTIONS
                                                 SECURITIES       GRANTED TO      EXERCISE OR                     GRANT DATE
                                                 UNDERLYING      EMPLOYEES IN     BASE PRICE      EXPIRATION        PRESENT
                    NAME                           OPTIONS       FISCAL YEAR    (PER SHARE)(4)       DATE          VALUE(5)
------------------------------------------------------------------------------------------------------------------------------
Michael A. Volkema                                80,000(1)         3.74%            29.75         07/06/08         1,269,480
                                                 200,000(1)(2)      9.34%            22.00         09/29/08         2,312,700
                                                  70,312(3)         3.29%            25.19         07/08/07           933,019

------------------------------------------------------------------------------------------------------------------------------
Brian C. Walker                                   40,000(1)         1.87%            29.75         07/06/08           634,740
                                                  75,000(1)(2)      3.51%            22.50         11/25/08           901,043
                                                  34,915(3)         1.63%            25.19         07/08/07           463,312

------------------------------------------------------------------------------------------------------------------------------
Andrew C. McGregor                                40,000(1)         1.87%            29.75         07/06/08           634,740
                                                  50,000(1)(2)      2.34%            22.50         11/25/08           600,695
                                                  34,915(3)         1.63%            25.19         07/08/07           463,312

------------------------------------------------------------------------------------------------------------------------------
Christopher A. Norman                             40,000(1)         1.87%            29.75         07/06/08           634,740
                                                  50,000(1)(2)      2.34%            22.50         11/25/08           600,695
                                                  34,915(3)         1.63%            25.19         07/08/07           463,312

------------------------------------------------------------------------------------------------------------------------------
Robert I. Frey                                    40,000(1)         1.87%            29.75         07/06/08           634,740
                                                  50,000(1)(2)      2.34%            22.50         11/25/08           600,695

------------------------------------------------------------------------------------------------------------------------------

(1) Indicates number of shares that may be purchased pursuant to options granted under the Company's 1994 Long-Term Incentive Plan. The Company granted options on July 6, 1998, September 29, 1998, and November 25, 1998, totaling 1,088,249; 200,000; and 600,000 shares, respectively, to eligible employees to the Company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.
(2) These options are subject to vesting over a period of five years at the rate of 10% after two years, 25% after three years, 50% after four years, and 100% after five years.
(3) Reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. The employees received new options equal to the shares that were traded in. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the Company's stock on the date of grant of the reload option. Reload options were granted on November 4, 1998, and April 15, 1999, totaling 252,511 and 487 shares, respectively.
(4) The exercise price equals the prevailing market price of the Company's stock on the date of grant. The exercise price may be paid in cash or by delivery of previously owned shares, or a combination of cash and such shares.
(5) For the options expiring on May 17, 2005, July 8, 2007, July 6, 2008, September 29, 2008, and November 25, 2008, the values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of .4615, .4055, .3556, .3695, and .3727, (b) risk free rate of return of 5.37%, 4.87%, 5.37%, 4.63%, and
         4.87%, respectively, (c) a cash dividend yield of .5%, and (d) an expected time of eight to ten years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the Company's common stock subsequent to the date the options become exercisable.

   AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1999 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during fiscal 1999 by the Named Executives and the number and value of unexercised options at May 29, 1999.

---------------------------------------------------------------------------------------------------------------------
                                                            Number of Securities           Value of Unexercised
                                                           Underlying Unexercised          In the Money Options
                                                          Options at May 29, 1999           at May 29, 1999(2)
                                                        ----------------------------- -------------------------------
                               Shares
                              Acquired
                                 on           Value
           Name               Exercise     Realized(1)   Exercisable   Unexercisable   Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------
Michael A. Volkema             80,000        425,000       84,300         350,312          -0-             -0-

Brian C. Walker                40,000        212,500       43,832         149,915          -0-             -0-

Andrew C. McGregor             75,388        804,273       44,358         124,915          -0-             -0-

Christopher A. Norman          40,000        212,500       41,730         124,915          -0-             -0-

Robert I. Frey                   -0-           -0-         68,000         90,000         13,727            -0-

---------------------------------------------------------------------------------------------------------------------

     (1) Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
     (2) Values are based on the difference between the closing price of the Company's common stock on May 29, 1999 ($20.1875) and the exercise prices of the options.


              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------------
                         NAME                                                                   PERFORMANCE
                                                                  NUMBER OF                      OR OTHER
                                                                SHARES, UNITS                  PERIOD UNTIL
                                                                   OR OTHER                     MATURATION
                                                                RIGHTS (#)(1)                  OR PAYOUT(2)
---------------------------------------------------------------------------------------------------------------------
Michael A. Volkema                                                 25,034                         3 years
---------------------------------------------------------------------------------------------------------------------
Brian C. Walker                                                     8,970                         3 years
---------------------------------------------------------------------------------------------------------------------
Andrew C. McGregor                                                      0                         3 years
---------------------------------------------------------------------------------------------------------------------
Christopher A. Norman                                               7,833                         3 years
---------------------------------------------------------------------------------------------------------------------
Robert I. Frey                                                      7,681                         3 years
---------------------------------------------------------------------------------------------------------------------

     (1) Represents the number of units credited to an employee's account under the terms of the Company's Key Executive Deferred Compensation Plan (the "Plan"). Under the terms of the Plan, participants may elect to defer all or a portion of their EVA(R) cash incentive bonus payment. Deferred amounts are credited in stock units, based on the value of the Company's stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of the Company's common stock. Includes the following number of units credited to each of the Named Executive's premium account, as described in footnote (2): Michael A. Volkema - 5,777; Brian C. Walker - 2,070; Andrew C. McGregor - 0; Christopher A. Norman - 1,807; and Robert I. Frey - 1,773.
     (2) Each year the Company's Executive Compensation Committee establishes the maximum percentage of EVA(R) cash bonus that may be deferred, the maximum amount of EVA(R) cash incentive which may be subject to a premium percentage, and the amount of the premium percentage. For fiscal 1999, the maximum percentage of EVA(R) bonus that is subject to a premium percentage was 50%, and the premium percentage was established at 30%. Stock units credited to a participant's account due to the premium percentage are credited to a separate premium account, which vests at the rate of 33-1/3%, beginning on the first anniversary of the deferral, and each anniversary thereafter, provided that the participant is an employee of the Company. The plan allows for accelerated vesting in the event of a participant's death, disability, retirement or termination due to a change in control, as defined in the Company's Plan for Severance Compensation After Hostile Takeover, as amended and restated.

                                  PENSION PLAN

         The Company maintains a cash balance retirement income plan under which the Company credits the account of each eligible participant each quarter with an amount equal to 4 percent of the participant's compensation for the quarter, subject to a maximum annual compensation of $160,000. Each quarter, a participant's cash balance is credited with interest at the U.S. Treasury security rate, established as of the month of April preceding each plan year, on the previous quarter end balance. Upon retirement, and subject to completion of at least five years of service, participants may be paid the cash balance in a lump sum or in monthly payments for the remaining life of the participant. Under current tax rates, annual benefits payable at retirement may not exceed $130,000.

                               OTHER ARRANGEMENTS

         The Company maintains a Salary Continuation Plan, which provides that an officer's base salary (as shown in the "Salary" column of the Summary Compensation Table) will be continued for twelve months after termination of the officer's employment. Under this plan, benefits terminate if the officer performs services for a competitor of the Company, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with that of the cumulative total return of the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index for the five year period ended May 29, 1999. The following information is based on an annual investment of $100, on May 28, 1994, in the Company's common stock, the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index, with dividends reinvested.



                               [PERFORMANCE GRAPH]





-------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
                                     1994          1995          1996          1997          1998          1999
-------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
NASD Non-Financial                   100           120           176           191           237           342
S&P 500 Index                        100           120           154           200           261           316
Herman Miller, Inc.                  100            89           129           302           470           345
-------------------------------- ------------- ------------- ------------- ------------- ------------- -------------

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the Company's securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year, except for one late report, each, filed by James Christenson, Robert Dentzman, Robert Frey, David Knibbe, Rod McCowen, Andrew McGregor, Gary Miller, Gene Miyamoto, Christopher Norman, C. William Pollard, Daniel Rosema, Vicki TenHaken, Michael Valz, Gary VanSpronsen, Michael Volkema, and Brian Walker, each covering one transaction.

                   SHAREHOLDER PROPOSALS--2000 ANNUAL MEETING

         Any shareholder proposal intended to be presented at the next annual meeting of the Company must be received by the Company at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 not later than April 18, 2000, if the shareholder wishes the proposal to be included in the Company's proxy materials relating to the meeting.

         In addition, the Company's Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the Company's proxy materials. A copy of the Company's Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

                                  MISCELLANEOUS

         If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

         The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the Company without additional compensation. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

         The annual report of the Company for the fiscal year ended May 29, 1999, including financial statements, is being mailed to shareholders with this proxy statement.

         Shareholders are urged to date and sign the enclosed proxy and return it promptly to the Company in the enclosed envelope.

         Questions related to your holdings can be directed as follows:

                  First Chicago Trust Company of New York
                  PO Box 2500
                  Jersey City, NJ  07303-2500
                  Phone:  1 800 446 2617

By Order of the Board of Directors
James N. De Boer, Jr., Secretary of the Board
August 16, 1999

[X] Please mark
    your votes as in
    this example.


                                                 This proxy is solicited on behalf of the Board of Directors.

                         For                Withheld                        For       Against      Abstain
1. Election of           [ ]                  [ ]    2. Proposal to ratify  [ ]         [ ]          [ ]     3. At their discretion,
   Directors as                                         the appointment of                                      the Proxies are
   listed on reverse                                    Arthur Andersen LLP                                     authorized to vote
   side.                                                as independent                                          upon such other
   For, except vote withheld from the following         auditors for the year ending                            business as may
   nominee(s):                                          June 3, 2000.                                           properly come before
                                                                                                                the meeting or
                                                                                                                adjournment thereof.
-----------------------------------------------




                                                                                Please sign exactly as name appears hereon.  Joint
                                                                                owners should each sign.  When signing as attorney,
                                                                                executor, administrator, trustee, or guardian,
                                                                                please give full title as such.








                                                                                Date                                          , 1999
                                                                                    ------------------------------------------

                                                                                Signature
                                                                                         -------------------------------------------

    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL



(VOTE BY MAIL, INTERNET, OR PHONE)

Please follow one of the following steps to ensure your proxy card is properly executed and returned on time to be counted:

TO VOTE BY MAIL:

1 Mark your vote relating to the nominees for director in one of the two boxes to the right of "Election of Directors". If you wish to withhold authority to vote for any individual nominee, write the name of each such nominees on the line provided.

2 Mark your vote relating to Proposal 2 in one of the three boxes to the right of the Proposal.

3 Sign at the bottom right in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4 Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to:

         Herman Miller, Inc., PO Box 8062, Edison, NJ  08818-9342

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE CONVENIENT NEW WAYS YOU CAN VOTE YOUR SHARES. YOU CAN VOTE YOUR SHARES THROUGH THE INTERNET OR BY USING THE TELEPHONE. THIS ELIMINATES THE NEED TO RETURN THE PROXY CARD.

TO VOTE BY USING THE INTERNET:

1 http:/www.eproxyvote.com/mlhr

2 Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.

TO VOTE BY USING THE TELEPHONE:

1 Using a touch-tone telephone call 1-877-PRX-VOTE (799-8683).

2 Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares through the internet or telephone, there is no need to mail back your proxy card.

                         YOUR VOTE IS IMPORTANT TO US.


[HERMAN MILLER LOGO]

HERMAN MILLER, INC.

By signing this card, the shareholder appoints Richard H. Ruch, Michael A. Volkema, and David L. Nelson and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. ("the company") held of record by the undersigned on July 30, 1999, at the Annual Meeting of Shareholders to be held at the Zeeland High School, DeWitt Auditorium, 3333-96th Anenue, Zeeland, Michigan on Monday, September 27, 1999.

Election of three directors, each for a term of three years, Nominees:

    01) J. Harold Chandler
    02) Brian Griffiths, Lord Griffiths of Fforestfach
    03) Mary V. Andringa

Election of one director, for a term of one year. Nominee:

    04) Thomas C. Pratt

The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares "FOR" the nominees and "FOR" the proposals.

All shares votable hereby and the undersigned includes shares, if any, held for my account in the Company's Employee Stock Ownership Plan and Employee Stock Purchase Plan.